Exhibit 3.9

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

ARTICLES SUPPLEMENTARY

Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, classified 4,000,000 shares of authorized but unissued preferred stock, $0.01 par value per share, of the Corporation as shares of 7.625% Series C Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

1. Designation and Number. A series of Preferred Shares, designated the 7.625% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), is hereby established. The number of authorized shares of Series C Preferred Stock shall be 4,000,000.

2. Rank. The Series C Preferred Stock, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, will rank (a) senior to all classes or series of Common Shares and to any other class or series of capital stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series C Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Shares, the “Junior Stock”); (b) on a parity with the 8.250% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), of the Company, the Series B Redeemable Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), of the Company and any other class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series C Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Parity Preferred Stock”); and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series C Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Senior Stock”), and to all existing and future debt obligations of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities.

 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock with respect to priority of dividend payments, holders of shares of the Series C Preferred Stock are entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative cash dividends. From the date of original issue of the Series C Preferred Stock to, but not including, July 19, 2023, the Corporation shall pay cumulative cash dividends on the Series C Preferred Stock at the rate of 7.625% % per annum of the $25.00 liquidation preference per share (equivalent to a fixed annual amount of $1.90625 per share) (the “Initial Rate”). Commencing July 19, 2023, the Corporation shall pay cumulative cash dividends on the Series C Preferred Stock at an annual dividend rate of the Initial Rate increased by two percent of the $25.00 liquidation preference per share, which shall increase by an additional two percent of the $25.00 liquidation preference per share on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14.0%. Dividends on the Series C Preferred Stock shall accrue and be cumulative from (and including) the date of original issue or the end of the most recent Dividend Period (as defined below) for which dividends on the Series C Preferred Stock have been paid and shall be payable quarterly in arrears on January 5, April 5, July 5 and October 5 of each year or, if such date is not a Business Day (as defined below), on the immediately preceding Business Day, with the same force and effect as if paid on such date (each, a “Dividend Payment Date”). A “Dividend Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series C Preferred Stock shall be redeemed or otherwise acquired by the Corporation). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Any dividend payable on the Series C Preferred Stock for any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of the Series C Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 25th day of the month preceding the applicable Dividend Payment Date, i.e., December 25, March 25, June 25 and September 25 (each, a “Dividend Record Date”).

(b) No dividends on shares of Series C Preferred Stock shall be authorized by the Board or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing Section 3(b), dividends on the Series C Preferred Stock will accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board or declared by the Corporation. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series C Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series C Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Preferred Stock, nor shall any shares of Junior Stock or Parity Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series C Preferred Stock, Junior Stock or Parity Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT or (iii) the purchase of shares of Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock). Holders of shares of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above. Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series C Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable.

(e) Notwithstanding anything to the contrary set forth above, the applicable dividend rate for each day during a Default Period (as defined below) shall be equal to the then-current dividend rate plus two percent of the $25.00 liquidation preference per share, or $0.50 per annum (the “Default Rate”). Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series C Preferred Stock shall commence on a date the Corporation fails to deposit sufficient funds for the payment of dividends as required in connection with a Dividend Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends and any unpaid redemption price has or have been deposited irrevocably in trust in same-day funds with the Corporation’s transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). No Default Period shall be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to the Corporation’s willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three Business Days after the applicable Dividend Payment Date or redemption date.

4. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities, a liquidation preference of $25.00 per share, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series C Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series C Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series C Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series C Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series C Preferred Stock.

5. Redemption at Option of Holders.

(a) After July 19, 2023, if any shares of Series C Preferred Stock are outstanding, then each holder of shares of Series C Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem any or all of such holder’s shares of Series C Preferred Stock at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the Holder Redemption Date (as defined below) (such price, the “Holder Redemption Price”), which Holder Redemption Price may be paid in cash or in equal value of shares of Class A Common Stock, or in any combination thereof, at the Corporation’s option; provided, however, that a holder shall not have any right of redemption with respect to any shares of Series C Preferred Stock being called for redemption pursuant to Section 6, 7 or 9 below to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the holder’s Holder Redemption Notice hereunder.

(b) Redemption of Series C Preferred Stock shall be made at the option of the holder thereof, upon:

(i) delivery to the Redemption and Paying Agent by such holder of a duly completed notice (the “Holder Redemption Notice”) in compliance with the procedures of The Depository Trust Company (“DTC”) for tendering interests in global certificates and specifying the number of shares of Class A Common Stock, if any, that are held by such holder as of the date of such Holder Redemption Notice, prior to the close of business on the Business Day immediately preceding the Holder Redemption Date; and

(ii) book-entry transfer of the Series C Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Holder Redemption Price therefor.

Notwithstanding anything herein to the contrary, any holder delivering to the Redemption and Paying Agent a Holder Redemption Notice shall have the right to withdraw, in whole or in part, such Holder Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Holder Redemption Date by delivery of a written notice of withdrawal to the Redemption and Paying Agent in accordance with Section 5(e) below. The Redemption and Paying Agent shall promptly notify the Corporation of the receipt by it of any Holder Redemption Notice or written notice of withdrawal thereof. Upon receipt by the Redemption and Paying Agent of the Holder Redemption Notice, the holder of the Series C Preferred Stock in respect of which such Holder Redemption Notice was given shall (unless such Holder Redemption Notice is withdrawn) thereafter be entitled to receive solely the Holder Redemption Price with respect to such shares of Series C Preferred Stock.

(c) On or before June 19, 2023, the Corporation shall provide to all holders of record of the Series C Preferred Stock and the Redemption and Paying Agent a notice (the “Company Redemption Notice”) of the holders’ option to require the Corporation to redeem any and all of each such holder’s shares of Series C Preferred Stock. Such notice shall be sent in accordance with the procedures of DTC for providing notices. Simultaneously with providing such Company Redemption Notice, the Corporation must publish a notice containing the information included therein in a newspaper of general circulation in New York, New York or shall publish such information on the Corporation’s website or through such other public medium as the Corporation may use at such time. The Company Redemption Notice shall specify: (i) the date on which a holder of Series C Preferred Stock may begin exercising the redemption right; (ii) the formula for the calculation of the Holder Redemption Price; (iii) the name and address of the Redemption and Paying Agent; and (iv) the procedures that holders must follow to require the Corporation to redeem their Series C Preferred Stock. The failure of the Corporation to give the foregoing notices or any defect contained therein shall not limit the redemption rights of the holders of Series C Preferred Stock or affect the validity of the proceedings for the redemption of the Series C Preferred Stock.

(d) If the Corporation elects to redeem some or all of the Series C Preferred Stock held by any holders that have delivered a Holder Redemption Notice in shares of Class A Common Stock, the number of shares of Class A Common Stock to be issued per share of Series C Preferred Stock that the Corporation chooses to redeem with shares of Class A Common Stock shall be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus an amount equal to all accrued but unpaid dividends thereon to and including the Holder Redemption Date (unless the Holder Redemption Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued but unpaid dividend payment shall be included in this sum) by (ii) the Common Stock Price (as defined below). Upon the redemption of Series C Preferred Stock for shares of Class A Common Stock, the Corporation shall not issue fractional shares of Class A Common Stock but shall instead pay the cash value of such fractional shares.

The “Common Stock Price” shall be (x) the volume weighted average of the closing sales price per share of Class A Common Stock (or, if no closing sale price is reported, the volume weighted average of the closing bid and ask prices or, if more than one in either case, the volume weighted average of the volume weighted average closing bid and the volume weighted average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date as reported on the NYSE MKT LLC (the “NYSE MKT”) or the principal United States securities exchange on which the Class A Common Stock is then traded, or (y) the average of the last quoted bid prices for the Class A Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or a similar organization for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date, if the Class A Common Stock is not then listed for trading on a United States securities exchange.

(e) Redemptions of Series C Preferred Stock shall be made on a monthly basis. The Holder Redemption Price for any Holder Redemption Notice received on or before the 25th day of any month (and after the 25th day of the previous month), whether payable in cash or in shares of Class A Common Stock, shall be paid to such holder on the 5th day of the following month or, if such date is not a Business Day, on the next succeeding Business Day (such date, the “Holder Redemption Date”). Payment of the Holder Redemption Price for the redemption of any such shares of Series C Preferred Stock in cash shall be subject to receipt of funds by the Redemption and Paying Agent. A Holder Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Redemption and Paying Agent in accordance with the Company Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Holder Redemption Date, specifying the number of shares of Series C Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Holder Redemption Date, the Corporation must deposit with the Redemption and Paying Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Holder Redemption Price of all the shares of Series C Preferred Stock that are to be redeemed in cash as of the Holder Redemption Date. If the Redemption and Paying Agent holds funds sufficient to pay the Holder Redemption Price of the Series C Preferred Stock for which a Holder Redemption Notice has been tendered and not withdrawn on the Holder Redemption Date, then as of such Holder Redemption Date, (i) such shares of Series C Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series C Preferred Stock is made) and (ii) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Holder Redemption Price, in cash or in shares of Class A Common Stock, as applicable, upon book-entry transfer of such shares of Series C Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Holder Redemption Price exceeds the aggregate Holder Redemption Price of the shares of Series C Preferred Stock that the Corporation has elected to redeem in cash as of the Holder Redemption Date, then, following the Holder Redemption Date, the Redemption and Paying Agent must promptly return any such excess to the Corporation.

(f) In connection with the Corporation’s determination to issue shares of Class A Common Stock upon redemption of a holder’s shares of Series C Preferred Stock after receipt of such holder’s Holder Redemption Notice, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any redemption of shares of Series C Preferred Stock for shares of Class A Common Stock. The Corporation shall not issue shares of Class A Common Stock upon such redemption unless the shares of Class A Common Stock would be freely transferable under federal and state securities laws by holders that are not considered affiliates of the Corporation. Notwithstanding any other provision of the Series C Preferred Stock, the Corporation shall not redeem shares of Series C Preferred Stock for shares of Class A Common Stock to the extent that receipt of such Class A Common Stock would cause such holder (or any other person) to exceed any limitation on stock ownership contained in the Charter, unless the Corporation provides an exemption from such limitation for such holder. The obligation of the Corporation to redeem any shares of Series C Preferred Stock is subject to applicable law.

6. Optional Redemption by the Corporation.

(a) Shares of Series C Preferred Stock shall not be redeemable prior to July 19, 2021, except as set forth in Section 7, 8 or 9 below or to maintain the qualification of the Corporation as a REIT.

(b) On and after July 19, 2021, the Corporation, at its option upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) thereon to, and including, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Company Redemption Right”). If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that the Corporation determines will not violate the Series C Ownership Limit (as defined in Section 11 below). If redemption is to be by lot and, as a result, any holder of shares of Series C Preferred Stock, other than a holder of shares of Series C Preferred Stock that has received an exemption from the Series C Ownership Limit, would have actual ownership or Constructive Ownership of more than 9.8% of the issued and outstanding shares of Series C Preferred Stock by value or number of shares, whichever is more restrictive, because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will own Series C Preferred Stock in excess of the Series C Ownership Limit, subsequent to such redemption. Holders of Series C Preferred Stock to be redeemed shall surrender such Series C Preferred Stock at the place, or in accordance with the book entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends thereon, payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series C Preferred Stock has been given (in the case of a redemption of the Series C Preferred Stock other than to preserve the qualification of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon, then from and after the redemption date, dividends shall cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series C Preferred Stock shall terminate, except the right to receive the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon payable upon such redemption, without interest. So long as full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series C Preferred Stock in open-market transactions and individual purchases at such prices as the Corporation negotiates, in each case as duly authorized by the Board.

(c) Unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series C Preferred Stock shall be redeemed pursuant to the Company Redemption Right or the Special Optional Redemption Right (as defined in Section 7 below) unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock or any class or series of Junior Stock or Parity Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Preferred Stock pursuant to the Charter to the extent necessary to ensure that the Corporation meets the requirements for qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series C Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock).

(d) Notice of redemption pursuant to the Company Redemption Right shall be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom such notice was defective or not given; provided that notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series C Preferred Stock to be redeemed; (iv) the procedures of DTC for book entry transfer of shares of Series C Preferred Stock for payment of the redemption price; (v) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date; and (vi) that payment of the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon will be made upon book entry transfer of such Series C Preferred Stock in compliance with DTC’s procedures. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed or the method for determining such number. Notwithstanding anything else to the contrary herein, the Corporation shall not be required to provide notice to the holder of Series C Preferred Stock in the event such holder’s Series C Preferred Stock is redeemed in order for the Corporation to qualify or to maintain the Corporation’s status as a REIT.

(e) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series C Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series C Preferred Stock that surrenders its shares on such redemption date shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to, but not including, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption pursuant to the Company Redemption Right has been given.

7. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control/Delisting (as defined below), the Corporation may, at its option, upon written notice mailed by the Corporation, postage pre-paid, not fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, redeem shares of the Series C Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, for cash at a redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon to, and including, the redemption date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

A “Change of Control/Delisting” is when, after the original issuance of the Series C Preferred Stock, any of the following has occurred and is continuing:

(i) a “person” or group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the total voting power of all outstanding shares of Voting Stock (as defined below) of the Corporation; provided that, notwithstanding the foregoing, such a transaction shall not be deemed to involve a Change of Control/Delisting if (A) the Corporation becomes a direct or indirect wholly owned subsidiary of a holding company and (B) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Corporation immediately prior to that transaction;

(ii) consummation of any share exchange, consolidation or merger of the Corporation or any other transaction or series of transactions pursuant to which the Common Shares will be converted into cash, securities or other property, other than any such transaction where the Common Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person other than one of the Corporation’s subsidiaries;

(iv) the Corporation’s stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;

(v) the Class A Common Stock ceases to be listed or quoted on a national securities exchange in the United States; or

(vi) Continuing Directors (as defined below) cease to constitute at least a majority of the Board.

The term “Voting Stock” means common equity that is entitled to vote generally in the election of directors. The term “Continuing Director” means a director who either was a member of the Board on October 21, 2015 or who becomes a member of the Board subsequent to that date and whose appointment, election or nomination for election by the stockholders of the Corporation was duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board in which such individual is named as a nominee for director.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each notice of redemption of Series C Preferred Stock pursuant to this Section 7 shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series C Preferred Stock to be redeemed; (iv) the procedures of DTC for book entry transfer of shares of Series C Preferred Stock for payment of the redemption price; (v) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date; (vi) that payment of the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon will be made upon book entry transfer of such Series C Preferred Stock in compliance with DTC’s procedures; and (vii) that the Series C Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control/Delisting and a brief description of the transaction or transaction constituting such Change of Control/Delisting. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed or the method for determining such number. In this case, the Corporation shall determine the number of shares of Series C Preferred Stock to be redeemed as described in Section 6(b) above.

(c) If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series C Preferred Stock called for redemption, then from and after the redemption date, such shares of Series C Preferred Stock shall be treated as no longer being outstanding, no further dividends shall accrue and all other rights of the holders of such shares of Series C Preferred Stock shall terminate. The holders of such shares of Series C Preferred Stock shall retain their right to receive the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends thereon payable upon such redemption, without interest.

(d) The holders of Series C Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to the Series C Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series C Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

8. Redemption at Option of Holders Upon a Change of Control/Delisting.

(a) If a Change of Control/Delisting occurs at any time the Series C Preferred Stock is outstanding, then each holder of shares of Series C Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem for cash any or all of such holder’s shares of Series C Preferred Stock, on a date specified by the Corporation that can be no earlier than 30 days and no later than 60 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to 100% of the liquidation preference of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including the Change of Control/Delisting Redemption Date (such price, the “Change of Control/Delisting Redemption Price”); provided, however, that a holder shall not have any right of redemption with respect to any shares of Series C Preferred Stock being called for redemption pursuant to Section 6 or 7 above to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the holder’s Change of Control/Delisting Company Notice.

(b) Redemption of Series C Preferred Stock shall be made at the option of the holder thereof, upon:

(i) delivery by such holder to the Redemption and Paying Agent of a duly completed notice (the “Change of Control/Delisting Redemption Notice”) in compliance with the procedures of DTC for tendering interests in global certificates, prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date; and

(ii) book-entry transfer of the Series C Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Change of Control/Delisting Redemption Price therefor.

Notwithstanding anything herein to the contrary, any holder delivering to the Redemption and Paying Agent a Change of Control/Delisting Redemption Notice shall have the right to withdraw, in whole or in part, such Change of Control/Delisting Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date by delivery of a written notice of withdrawal to the Redemption and Paying Agent in accordance with Section 8(d) below. The Redemption and Paying Agent shall promptly notify the Corporation of the Redemption and Paying Agent’s receipt of any Change of Control/Delisting Redemption Notice or written notice of withdrawal thereof.

(c) On or before the 20th calendar day after the occurrence of a Change of Control/Delisting, the Corporation shall provide to all holders of record of the Series C Preferred Stock and the Redemption and Paying Agent a notice (the “Change of Control/Delisting Company Notice”) of the occurrence of such Change of Control/Delisting and of the redemption right at the option of the holders of Series C Preferred Stock arising as a result thereof. Such notice shall be sent in accordance with the procedures of DTC for providing notices. Simultaneously with providing such Change of Control/Delisting Company Notice, the Corporation must publish a notice containing the information included therein in a newspaper of general circulation in New York, New York or shall publish such information on the Corporation’s website or through such other public medium as the Corporation may use at such time. Each Change of Control/Delisting Company Notice shall specify: (i) the events causing a Change of Control/Delisting; (ii) the date of the Change of Control/Delisting; (iii) the last date on which a holder of Series C Preferred Stock may exercise the redemption right pursuant to the Change of Control/Delisting; (iv) the Change of Control/Delisting Redemption Price; (v) the Change of Control/Delisting Redemption Date; (vi) the name and address of the Redemption and Paying Agent; and (vii) the procedures that holders must follow to require the Corporation to redeem their Series C Preferred Stock. The failure of the Corporation to give the foregoing notices or any defect contained therein shall not limit the redemption rights of the holders of Series C Preferred Stock or affect the validity of the proceedings for the redemption of the Series C Preferred Stock.

(d) Upon receipt by the Redemption and Paying Agent of the Change of Control/Delisting Redemption Notice, the holder of the Series C Preferred Stock in respect of which such Change of Control/Delisting Redemption Notice was given shall (unless such Change of Control/Delisting Redemption Notice is withdrawn) thereafter be entitled to receive solely the Change of Control/Delisting Redemption Price in cash with respect to such shares of Series C Preferred Stock. Such Change of Control/Delisting Redemption Price shall be paid to such holder, subject to receipt of funds by the Redemption and Paying Agent, on the later of (i) the Change of Control/Delisting Redemption Date with respect to such shares of Series C Preferred Stock and (ii) the time of book-entry transfer of such Series C Preferred Stock to the Redemption and Paying Agent by the holder thereof. A Change of Control/Delisting Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Redemption and Paying Agent in accordance with the Change of Control/Delisting Company Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date, specifying the number of shares of Series C Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Change of Control/Delisting Redemption Date, the Corporation must deposit with the Redemption and Paying Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Change of Control/Delisting Redemption Price of all the shares of Series C Preferred Stock that are to be redeemed as of the Change of Control/Delisting Redemption Date. If the Redemption and Paying Agent holds funds sufficient to pay the Change of Control/Delisting Redemption Price of the Series C Preferred Stock for which a Change of Control/Delisting Redemption Notice has been tendered and not withdrawn on the Change of Control/Delisting Redemption Date, then as of such Change of Control/Delisting Redemption Date, (x) such shares of Series C Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series C Preferred Stock is made) and (y) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Holder Redemption Price, in cash or in shares of Class A Common Stock, as applicable, upon book-entry transfer of such shares of Series C Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Change of Control/Delisting Redemption Price exceeds the aggregate Change of Control/Delisting Redemption Price of the shares of Series C Preferred Stock that the Corporation is obligated to redeem as of the Change of Control/Delisting Redemption Date, then, following the Change of Control/Delisting Redemption Date, the Redemption and Paying Agent must promptly return any such excess to the Corporation.

(e) The Corporation shall not be required to make a redemption in connection with a Change of Control/Delisting if a third party makes such an offer in a manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and the third party purchases all shares of Series C Preferred Stock properly tendered and not withdrawn under its offer. In connection with any offer to redeem Series C Preferred Stock in connection with a Change of Control/Delisting, the Corporation shall, in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws.

9. Mandatory Redemption for Asset Coverage.

(a) If the Corporation fails to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) the Corporation’s total assets plus accumulated depreciation minus the Corporation’s total liabilities and indebtedness as reported in the Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined herein)), over (ii) the aggregate liquidation preference, plus an amount equal to all accrued but unpaid dividends, of the outstanding Series C Preferred Stock and any outstanding shares of term Preferred Shares or Preferred Shares providing for a fixed mandatory redemption date or maturity date, including the Series A Preferred Stock (but not including the Series B Preferred Stock) (“Redeemable and Term Preferred Stock”), on the last Business Day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of the Corporation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter (such date, the “Asset Coverage Cure Date”), then the Corporation shall redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series C Preferred Stock, at least equal to the lesser of (x) the minimum number of shares of Redeemable and Term Preferred Stock that will result in the Corporation having an Asset Coverage Ratio of at least 200% and (y) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain such Asset Coverage Ratio, the Corporation may, in its sole option, redeem any shares of Redeemable and Term Preferred Stock it selects, including on a non-pro rata basis. The Corporation may elect not to redeem any Series C Preferred Stock to cure such failure as long as the Corporation cures its failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. The Corporation may also, in its sole option within such time period, redeem such additional number of shares of Redeemable and Term Preferred Stock that will result in an Asset Coverage Ratio up to and including 285%.

(b) If shares of Series C Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares shall be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date and otherwise in accordance with the procedures for redemption described under Section 6 above, with the notice specifying that such redemption is being made in accordance with the Corporation’s covenant to maintain the Asset Coverage Ratio.

10. Voting Rights.

(a) Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 10.

(b) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more consecutive quarterly periods (a “Preferred Dividend Default”), the number of Directors then constituting the Board shall be automatically increased by two and the holders of shares of Series C Preferred Stock and the holders of shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Voting Preferred Stock”) (voting together as a single class) shall be entitled to vote for the election of two additional Directors to serve on the Board (the “Preferred Directors”), until all unpaid dividends on such Series C Preferred Stock and Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment. The nomination procedures with respect to the Preferred Directors shall be established by the Corporation, as necessary.

(c) The Preferred Directors shall be elected by a plurality of the votes cast in the election and each Preferred Director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election shall take place at (i) a special meeting called upon the written request of holders of record of at least 20% of the outstanding shares of Series C Preferred Stock and Parity Voting Preferred Stock; provided that, if the request is received no earlier than 120 days and no later than 45 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, the Corporation must instead provide for the election at such annual or special meeting of stockholders to the extent it may do so in compliance with applicable law, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all accrued dividends on the Series C Preferred Stock and the Parity Preferred Stock have been paid in full for all past Dividend Periods that have ended. For the avoidance of doubt, the Board shall not be permitted to fill the vacancies on the Board as a result of the failure of the holders of 20% of the Series C Preferred Stock and Parity Voting Preferred Stock to deliver such written request for the election of the Preferred Directors.

(d) At any time when the voting rights described above shall have vested, a proper officer of the Corporation shall call or cause to be called, upon the written request described in Section 10(c)(i), a special meeting of the holders of Series C Preferred Stock and Parity Voting Preferred Stock by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten nor more than 45 days after the date such notice is given. The record date for determining holders of the Series C Preferred Stock and Parity Voting Preferred Stock entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. The holders of one-third of the outstanding shares of Series C Preferred Stock and Parity Voting Preferred Stock (voting as a single class), present in person or by proxy, shall constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series C Preferred Stock and the Parity Voting Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the Corporation’s transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the outstanding shares of Series C Preferred Stock and Parity Voting Preferred Stock (voting as a single class), present in person or by proxy, shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series C Preferred Stock and the Parity Voting Preferred Stock that would have been entitled to vote at such special meeting.

(e) If and when all accrued dividends on such Series C Preferred Stock and Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series C Preferred Stock and the Parity Voting Preferred Stock to elect such additional two Directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the number of Directors shall be automatically reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series C Preferred Stock and Parity Voting Preferred Stock (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and Parity Voting Preferred Stock. Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock and Parity Voting Preferred Stock (voting together as a single class) shall be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Stock or reclassify any authorized shares of capital stock of the Corporation into Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase Senior Stock. In addition, so long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, given in person or by proxy, either in writing or at a meeting, shall be required to amend, alter or repeal the Charter, including the terms of the Series C Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that with respect to the occurrence of any of the Events set forth above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series C Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Series C Preferred Stock and any Parity Voting Preferred Stock, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock and Parity Voting Preferred Stock (voting together as a single class) shall be required. In addition, if the holders of the Series C Preferred Stock receive the greater of the full trading price of the Series C Preferred Stock on the date of an Event set forth above or the $25.00 liquidation preference per share of the Series C Preferred Stock pursuant to the occurrence of any of the Events set forth above or pursuant to Section 7 or 8 above upon a Change of Control/Delisting, then such holders shall not have any voting rights with respect to the Events set forth above.

(g) So long as any shares of Series C Preferred Stock remain outstanding, the holders of shares of Series C Preferred Stock also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series C Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series C Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series C Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of the Charter, including the terms of the Series C Preferred Stock, that equally affects the terms of the Series C Preferred Stock and any Parity Voting Preferred Stock, the holders of shares of Series C Preferred Stock and such Parity Voting Preferred Stock (voting together as a single class) also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series C Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series C Preferred Stock and such Parity Voting Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series C Preferred Stock and such Parity Voting Preferred Stock issued and outstanding at the time.

(h) Holders of shares of Series C Preferred Stock shall not be entitled to vote with respect to (i) any issuance or increase in the total number of authorized Common Shares or Preferred Shares, (ii) any issuance or increase in the number of authorized shares of Series C Preferred Stock or the creation or issuance of any other class or series of capital stock, or (iii) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (i), (ii) or (iii) above constituting Parity Preferred Stock or Junior Stock, and in the case of the creation of Parity Preferred Stock that requires such Parity Preferred Stock to vote together with the Series C Preferred Stock as a single class. Except as set forth herein, holders of Series C Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of Series C Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series C Preferred Stock.

(i) The foregoing voting provisions of this Section 10 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant hereto and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(j) In any matter in which the Series C Preferred Stock may vote (as expressly provided herein), each share of Series C Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

11. Restrictions on Ownership and Transfer.

(a) As used herein, the following terms shall have the following meanings:

(i) “Prohibited Series C Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 11(c), would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own shares of Series C Preferred Stock and, if appropriate in the context, shall also mean any Person who would have been the record owner of shares of Series C Preferred Stock that the Prohibited Owner would have so owned.

(ii) “Series C Beneficiary” shall mean one or more beneficiaries of the Series C Trust as determined pursuant to Section 11(i), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(iii) “Series C Excepted Holder” shall mean a holder of Series C Preferred Stock for whom a Series C Excepted Holder Limit is created by the Board pursuant to Section 11(n).

(iv) “Series C Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 11(n) and subject to adjustment pursuant to Section 11(n), the percentage limit established by the Board pursuant to Section 11(n).

(v) “Series C Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Series C Preferred Stock or such other percentage determined by the Board in accordance with Section 11(n).

(vi) “Series C Trust” shall mean any trust provided for in Section 11(d).

(vii) “Series C Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Series C Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Series C Trust. Until another Series C Trustee is otherwise appointed by the Corporation, the initial Series C Trustee shall be Kaplan Voekler Cunningham & Frank, PLC.

(b) Prior to the Restriction Termination Date but subject to Section 11(q), (i) no Person, other than a Series C Excepted Holder, shall Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Series C Ownership Limit and (ii) no Series C Excepted Holder shall Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Series C Excepted Holder Limit for such Series C Excepted Holder.

(c) If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning shares of Series C Preferred Stock in violation of Section 11(b), (i) then that number of shares of Series C Preferred Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 11(b) (rounded up to the nearest whole share) shall be automatically transferred to a Series C Trust for the benefit of a Series C Beneficiary, as described in Section 11(d) through (i) below, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (or shall be divested of its rights in such shares) or (ii) if the Transfer to the Series C Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 11(b), then the Transfer of that number of shares of Series C Preferred Stock that otherwise would cause any Person to violate Section 11(b) shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

(d) Upon any purported Transfer or Non-Transfer Event described in Section 11(c) that would result in a Transfer of shares of Series C Preferred Stock to a Series C Trust, such shares shall be deemed to have been Transferred to the Series C Trustee as trustee of a Series C Trust for the exclusive benefit of one or more Series C Beneficiaries. Such Transfer to the Series C Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the Transfer to the Series C Trust pursuant to Section 11(c). The Series C Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Series C Owner. Each Series C Beneficiary shall be designated by the Corporation as provided in Section 11(i) below.

(e) Shares of Series C Preferred Stock held by the Series C Trustee shall continue to be issued and outstanding shares. The Prohibited Series C Owner shall have no rights in the shares of Series C Preferred Stock held by the Series C Trustee. The Prohibited Series C Owner shall not benefit economically from ownership of any shares of Series C Preferred Stock held in trust by the Series C Trustee, shall have no rights to dividends or other Distributions on such shares and shall not possess any rights to vote or other rights attributable to such shares.

(f) The Trustee shall have all voting rights and rights to dividends or other Distributions with respect to shares of Series C Preferred Stock held in the Series C Trust, which rights shall be exercised for the exclusive benefit of the Series C Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that shares of Series C Preferred Stock have been Transferred to the Series C Trustee shall be paid with respect to such shares to the Series C Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Series C Trustee. Any dividends or other Distributions so paid over to the Series C Trustee shall be held in trust for the Series C Beneficiary. The Prohibited Series C Owner shall have no voting rights with respect to shares of Series C Preferred Stock held in the Series C Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Series C Trust, the Series C Trustee shall have the authority (at the Series C Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Series C Owner prior to the discovery by the Corporation that shares of Series C Preferred Stock have been Transferred to the Series C Trustee and (ii) to recast such vote in accordance with the desires of the Series C Trustee acting for the benefit of the Series C Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series C Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 11, until the Corporation has received notification that shares of Series C Preferred Stock have been Transferred into a Series C Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of holders of Series C Preferred Stock entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of holders of Series C Preferred Stock.

(g) As soon as reasonably practicable after receiving notice from the Corporation that shares of Series C Preferred Stock have been Transferred to the Series C Trust (and no later than 20 days after receiving notice in the case of shares of Series C Preferred Stock that are listed or admitted to trading on any national securities exchange), the Series C Trustee shall sell the shares held in the Series C Trust to a Person, designated by the Series C Trustee, whose ownership of the shares will not violate Section 11(b). Upon such sale, the interest of the Series C Beneficiary in the shares sold shall terminate and the Series C Trustee shall distribute the net proceeds of the sale to the Prohibited Series C Owner and to the Series C Beneficiary as provided in this Section 11(g). The Prohibited Series C Owner shall receive the lesser of (i) the price paid by the Prohibited Series C Owner for the shares or, if the Prohibited Series C Owner did not give value for the shares in connection with the event causing the shares to be held in the Series C Trust (e.g,, in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Series C Trust and (ii) the sales proceeds received by the Series C Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series C Trust. The Series C Trustee may reduce the amount payable to the Prohibited Series C Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Series C Owner and are owed by the Prohibited Series C Owner to the Series C Trustee pursuant to Section 11(f). Any net sales proceeds in excess of the amount payable to the Prohibited Series C Owner shall be immediately paid to the Series C Beneficiary. If, prior to the discovery by the Corporation that shares of Series C Preferred Stock have been Transferred to the Series C Trustee, such shares are sold by a Prohibited Series C Owner, then (x) such shares shall be deemed to have been sold on behalf of the Series C Trust and (y) to the extent that the Prohibited Series C Owner received an amount for such shares that exceeds the amount that such Prohibited Series C Owner was entitled to receive pursuant to this Section 11(g), such excess shall be paid to the Series C Trustee upon demand.

(h) Shares of Series C Preferred Stock Transferred to the Series C Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Transfer to the Series C Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Series C Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Series C Owner and are owed by the Prohibited Series C Owner to the Series C Trustee pursuant to Section 11(f). The Corporation may pay the amount of such reduction to the Series C Trustee for the benefit of the Series C Beneficiary. The Corporation shall have the right to accept such offer until the Series C Trustee has sold the shares held in the Series C Trust pursuant to Section 11(g). Upon such a sale to the Corporation, the interest of the Series C Beneficiary in the shares sold shall terminate and the Series C Trustee shall distribute the net proceeds of the sale to the Prohibited Series C Owner.

(i) By written notice to the Series C Trustee, the Corporation may change the Series C Beneficiary by designating one or more nonprofit organizations to be the Series C Beneficiary of the interest in the Series C Trust such that (i) shares of Series C Preferred Stock held in the Series C Trust would not violate Section 11(b) in the hands of such Series C Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections l70(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Series C Trustee before the automatic transfer provided for in Section 11(c) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Series C Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Series C Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Section 11 shall be binding on each Series C Beneficiary.

(j) If the Board or its designee (including any duly authorized committee of the Board) shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 11(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Series C Preferred Stock in violation of Section 11(b) (whether or not such violation is intended), the Board or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem shares of Series C Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfers or attempted Transfers in violation of Section 11(b) (or Non-Transfer Event that results in a violation of Section 11(b)) shall automatically result in the Transfer to the Series C Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or its designee.

(k) Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Series C Preferred Stock that will or may violate Section 11(b), or any Person who held or would have owned shares of Series C Preferred Stock that resulted in a Transfer to the Series C Trust pursuant to Section 11(c), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's qualification as a REIT.

(l) Subject to Section 11(q), nothing contained in this Section 11 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders in preserving the Corporation's qualification as a REIT.

(m) The Board shall have the power to determine the application of any provisions of this Section 11 and any definition in Section 11(a), including in the case of an ambiguity in the application of any provisions of this Section 11 or any such definition, with respect to any situation based on the facts known to it. In the event this Section 11 requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article V of the Charter or this Section 11.

(n) Subject to clause (ii) below, the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Series C Ownership Limit and establish or increase a Series C Excepted Holder Limit for such Person if (i) the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of shares of Series C Preferred Stock in excess of the Series C Ownership Limit will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code and (ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Section 11) will result in such shares being automatically Transferred to a Series C Trust in accordance with Section 11(d) through (i) above. Prior to granting any exception or waiver or creating any Series C Excepted Holder Limit pursuant to this Section 11(n), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Series C Excepted Holder Limit. The Board may only reduce the Series C Excepted Holder Limit for a Series C Excepted Holder (x) with the written consent of such Series C Excepted Holder at any time or (y) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series C Excepted Holder in connection with the establishment of the Series C Excepted Holder Limit for that Series C Excepted Holder. The Board may from time to time increase the Series C Ownership Limit for one or more Persons and decrease the Series C Ownership Limit for all other Persons; provided, however, that any such decreased Series C Ownership Limit will not be effective for any Person whose percentage ownership in shares of Series C Preferred Stock is in excess of the decreased Series C Ownership Limit until such time as such Person’s percentage of shares of Series C Preferred Stock equals or falls below the decreased Series C Ownership Limit, but any further acquisition of shares of Series C Preferred Stock in excess of such percentage ownership of shares will be in violation of the Series C Ownership Limit; and provided, further, that the new Series C Ownership Limit would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT.

(o) Subject to Section 6.1.1(a)(iii) of the Charter, an underwriter, placement agent or initial purchaser in a Rule 144A transaction that participates in a public offering, private placement or other private offering of Series C Preferred Stock may Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Series C Ownership Limit, but only to the extent (i) necessary to facilitate such public offering, private placement or other private offering and (ii) such Beneficial Ownership or Constructive Ownership does not cause the Corporation to fail to satisfy the requirements of Section 856(a)(6) of the Code or cause a violation of Section 6.1.1(a)(iii) or (iv) of the Charter.

(p) Each certificate representing shares of Series C Preferred Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership or, instead of such legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(q) Nothing in this Section 11 shall preclude the settlement of any transaction entered into through the facilities of the NYSE MKT or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 11 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 11.

12. Conversion. The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

13. Term. The Series C Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and, except as set forth in Section 8 or 9 above, is not subject to mandatory redemption. The Corporation shall not be required to set aside funds to redeem the Series C Preferred Stock.

14. Status of Redeemed or Repurchased Series C Preferred Stock. All shares of Series C Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

SECOND: The shares of Series C Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board, Chief Executive Officer and President and attested to by its Chief Operating Officer, Secretary and General Counsel on this 15th day of July, 2016.

ATTEST:		BLUEROCK RESIDENTIAL GROWTH REIT, INC.

/s/ Michael L. Konig		By:	/s/ R. Ramin Kamfar (SEAL)
Name:	Michael L. Konig		Name:	R. Ramin Kamfar
Title:	hief Operating Officer, Secretary		Title:	Chairman of the Board, Chief Executive
	and General Counsel			and President